EXHIBIT 11.1

                FREEPORT-McMoRan COPPER & GOLD INC.
              COMPUTATION OF NET INCOME PER COMMON AND
                      COMMON EQUIVALENT SHARE

                                                Years Ended December 31,
                                         ------------------------------------
                                            1996         1995         1994
                                         ----------   ----------   ----------
                                      (In Thousands, Except Per Share Amounts)
Primary:
  Net income applicable to common stock  $  174,680   $  199,465   $   78,403
                                         ==========   ==========   ==========

  Average common shares outstanding         194,910      203,536      205,755
  Common stock equivalents:
    Stock options                             1,772          870            -
                                         ----------   ----------   ----------
  Common and common equivalent shares       196,682      204,406      205,755
                                         ==========   ==========   ==========
  Net income per common and common
   equivalent share                            $.89         $.98         $.38
                                               ====         ====         ====


Fully diluted: (1)
  Net income applicable to common stock :
Net Income                               $  174,680   $  199,465   $   78,403
Plus preferred dividends                     34,032       36,667       36,708
                                         ----------   ----------   ----------
  Net Income applicable to common stock  $  208,712   $  236,132   $  115,111
                                         ==========   ==========   ==========

  Average common shares outstanding         194,910      203,536      205,755
  Common stock equivalents:  Stock
   options                                    1,772        1,052            -
    Convertible securities: Preferred
     stock                                   20,718       20,834       20,834
                                         ----------   ----------   ----------
  Common and common equivalent shares       217,400      225,422      226,589
                                         ==========   ==========   ==========
  Net income per common and common
   equivalent share                            $.96        $1.05         $.51
                                               ====        =====         ====


(1)  This calculation is submitted in accordance with Regulation S-K item 601 (b)(11), despite not being required by APB Opinion No. 15 because it results in no dilution.